Exhibit 99.1

United Components Reports Results of Operations
for Second Quarter 2004

EVANSVILLE, IN August 10, 2004 — United Components, Inc. today announced revenue of $274.0 million for the quarter ended June 30, 2004. Sales increased 13.1 percent over the year-ago quarter, with volume increases in all market channels. Net income for the quarter was $10.2 million. For the second quarter of 2003, a net loss of $3.5 million was reported.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted pursuant to the company’s credit agreement for its senior credit facilities, was $37.7 million for the second quarter, compared with $28.2 million for the year-ago quarter.

“We are pleased with our results for the second quarter and continue our efforts to improve our business and performance,” said Bruce Zorich, Chief Executive Officer of UCI. “We remain focused on delivering increased value and quality to our customers, while improving our operations, profitability and cash flow.”

Sales for the six months ended June 30, 2004 were $530.8 million, 10.9% higher than the comparable 2003 six month period. Net income for the six months ended 2004 and 2003 was $17.8 million and $18.8 million, respectively. EBITDA, as adjusted pursuant to the Company’s credit agreement for its senior credit facilities, was $71.8 million in the 2004 period compared to $59.7 million in the 2003 six month period.

UCI ended the quarter with $31.1 million in cash. In the year since the June 20, 2003 acquisition, UCI has used cash flow from operations to reduce debt, net of cash, from $569 to $452 million. The cash flow has come from improvements in working capital, as well as improved profitability of operations.

Conference Call

The company will host a conference call to discuss its results and performance on Wednesday, August 11, at 11:00 a.m. Eastern Standard Time (EST). Interested parties are invited to listen to the call by telephone. Domestic callers can dial (800) 936-4602. International callers can dial (507) 726-3418.

A replay of the call will be available from August 12, 2004, for a thirty day period, at www.champlabs.com. Click on the UCINC 2nd Quarter Results button.

About United Components, Inc.

United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies, as well as a diverse group of original equipment manufacturers.

Forward Looking Statements

All statements other than statements of historical facts included in this press release and the attached report that address activities, events or developments that United Components, Inc. (“UCI”) expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

For More Information, Contact:

Charlie Dickson, Chief Financial Officer (812) 867-4726	Dave Barron (812) 867-4727

(continued on next page)

United Components, Inc. (“UCI”)

Condensed Balance Sheets
(in thousands)

	UCI	UCI
	Consolidated	Consolidated
	June 30, 2004	December 31, 2003
Assets	(unaudited)
Current assets
Cash and cash equivalents	$31,077	$46,130
Accounts receivable, net	269,422	230,345
Inventories	175,307	168,797
Deferred tax	14,405	17,756
Other current assets	9,347	10,877

Total current assets	499,558	473,905
Property, plant and equipment, net	214,018	219,973
Goodwill	166,559	163,823
Other intangible assets, net	89,722	77,124
Deferred financing costs	8,792	10,146
Deferred tax	—	13,609
Pension and other assets	9,752	11,359

Total assets	$988,401	$969,939

Liabilities and shareholder’s equity
Current liabilities
Accounts payable	$102,148	$74,652
Notes payable	1,219	752
Current maturities of long-term debt	139	1,034
Accrued expenses and other current liabilities	76,898	66,729

Total current liabilities	180,404	143,167
Long-term debt, less current maturities	481,549	520,472
Pension and other postretirement liabilities	50,201	50,038
Deferred tax	1,567	—
Other liabilities	2,772	2,172

Total liabilities	716,493	715,849
Shareholder’s equity	271,908	254,090

Total liabilities and shareholder’s equity	$988,401	$969,939

United Components, Inc.

Condensed Income Statements (unaudited)
(in thousands)

	UCI		UCI	Predecessor
	Consolidated	Total	Consolidated	Combined
	Three Months	Three Months	June 21, 2003	April 1, 2003
	Ended	Ended	Through	Through
	June 30, 2004	June 30, 2003	June 30, 2003	June 20, 2003
Net sales	$273,952	$242,321	$26,179	$216,142
Cost of sales	214,156	214,339	23,402	190,937

Gross profit	59,796	27,982	2,777	25,205

Operating expenses
Selling and warehousing	19,342	17,688	2,213	15,475
General and administrative	12,127	12,105	1,440	10,665
Amortization of intangible assets	1,851	194	164	30

Operating income (loss)	26,476	(2,005)	(1,040)	(965)

Other income (expense)
Interest income	48	830	—	830
Interest expense	(9,070)	(3,981)	(3,860)	(121)
Management fee expense	(500)	(58)	(55)	(3)
Miscellaneous, net	41	(144)	111	(255)

Income (loss) before income taxes	16,995	(5,358)	(4,844)	(514)
Income tax expense	6,778	(1,864)	(1,841)	(23)

Net income (loss)	$10,217	$(3,494)	$(3,003)	$(491)

United Components, Inc.

Condensed Income Statements (unaudited)
(in thousands)

	UCI		UCI
	Consolidated	Total	Consolidated	Predecessor Combined
	Six Months	Six Months	June 21, 2003	January 1, 2003
	Ended	Ended	through	through
	June 30, 2004	June 30, 2003	June 30, 2003	June 20, 2003
Net sales	$530,763	$478,646	$26,179	$452,467
Cost of sales	415,420	401,613	23,402	378,211

Gross profit	115,343	77,033	2,777	74,256

Operating expenses
Selling and warehousing	38,387	35,798	2,213	33,585
General and administrative	24,199	20,368	1,440	18,928
Amortization of intangible assets	3,702	224	164	60

Operating income (loss)	49,055	20,643	(1,040)	21,683

Other income (expense)
Interest income	113	1,712	—	1,712
Interest expense	(18,701)	(4,105)	(3,860)	(245)
Management fee expense	(1,000)	(73)	(55)	(18)
Miscellaneous, net	126	(297)	111	(408)

Income (loss) before income taxes	29,593	17,880	(4,844)	22,724
Income tax expense	11,841	(899)	(1,841)	942

Net income (loss)	$17,752	$18,779	$(3,003)	$21,782

United Components, Inc.

Condensed Statements of Cash Flow (unaudited)
(in thousands)

	UCI	UCI	Predecessor
	Consolidated	Consolidated	Combined
	Six Months	June 21,2003	January 1, 2003
	Ended	through	through
	June 30, 2004	June 30, 2003	June 20, 2003
Net cash provided by operating activities	$49,650	$6,963	$23,893

Cash flows from investing activities:
Acquisition and related fees	(8,000)	(818,180)	—
Capital expenditures	(17,165)	(78)	(21,388)
Proceeds from sale of assets	184	—	215

Net cash used in investing activities	(24,981)	(818,258)	(21,173)

Cash flows from financing activities:
Issuances of debt	467	585,110	—
Financing fees and debt issuance cost	—	(21,340)	—
Debt repayments	(40,134)	—	(98)
Stockholder’s equity contribution	—	260,000	—
Dividends and transfers to UIS, Inc., net	—	—	(28,033)
Other	(28)	—	—

Net cash provided by (used in) financing activities	(39,695)	823,770	(28,131)

Effect of exchange rate changes on cash	(27)	(236)	1,509

Net increase (decrease) in cash and equivalents	(15,053)	12,239	(23,902)
Cash and cash equivalents at beginning of period	46,130	4,452	28,354

Cash and cash equivalents at end of period	$31,077	$16,691	$4,452

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor’s comparison of UCI’s operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition’s purchase price.

The calculation of Adjusted EBITDA, presented below, is as defined in the credit agreement for UCI’s senior credit facilities. Adjusted EBITDA is used to measure compliance with covenants of that agreement such as interest coverage. (The amounts presented below are for all of UCI. The actual amounts used to measure compliance to the credit agreement covenants may differ in that under certain circumstances the results of certain foreign subsidiaries are excluded.)

EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (“US GAAP”) and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

Schedule A

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	2004			2003
			Six			Six
	Q1	Q2	Months	Q1	Q2	Months
Net income (loss)	$7.5	$10.2	$17.7	$22.3	$(3.5)	$18.8
Interest, net	9.6	9.0	18.6	(0.8)	3.2	2.4
Income tax expense (benefit)	5.1	6.8	11.9	1.0	(1.9)	(0.9)
Depreciation	9.0	8.7	17.7	6.7	7.3	14.0
Amortization of intangibles	1.9	1.8	3.7		0.2	0.2

EBITDA	33.1	36.5	69.6	29.2	5.3	34.5
One-time or unusual items:
— Sale of inventory that was written-up to market from historical cost per US GAAP acquisition rules	0.5		0.5		2.6	2.6
— Slow moving / obsolete inventory reserve				0.3	12.3	12.6
— Environmental accrual					4.6	4.6
— Product line relocations, facilities upgrades and consolidations, patent disputes, other				1.2	2.9	4.1
Non-cash charges (primarily pension)		0.7	0.7	0.8	0.4	1.2
Management fee	0.5	0.5	1.0		0.1	0.1

ADJUSTED EBITDA	$34.1	$37.7	$71.8	$31.5	$28.2	$59.7

Schedule B

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	2003
					Full
	Q1	Q2	Q3	Q4	Year
Net income (loss)	$22.3	$(3.5)	$(7.6)	$1.8	$13.0
Interest, net	(0.8)	3.2	10.4	12.1	24.9
Income tax expense ( benefit )	1.0	(1.9)	(4.6)	2.2	(3.3)
Depreciation	6.7	7.3	10.3	9.8	34.1
Amortization of intangibles		0.2	1.2	1.8	3.2

EBITDA	29.2	5.3	9.7	27.7	71.9
One-time or unusual items :
— Sale of inventory that was written-up to market from historical cost per US GAAP acquisition rules		2.6	22.6	2.3	27.5
— Slow moving / obsolete inventory reserve	0.3	12.3			12.6
— Environmental accrual		4.6			4.6
— Product line relocations, facilities upgrades and consolidations, patent disputes, other	1.2	2.9		(0.3)	3.8
— Costs re: transition to a new, more strategically focused, stand-alone company			1.5		1.5
Non-cash charges ( primarily pension )	0.8	0.4	0.5	0.8	2.5
Management fee		0.1	0.5	0.4	1.0

ADJUSTED EBITDA	$31.5	$28.2	$34.8	$30.9	$125.4

United Components, Inc.

Notes to Condensed Financial Statements

United Components, Inc. is a wholly owned subsidiary of UCI Acquisition Holdings, Inc. UCI Acquisition Holdings, Inc. and United Components, Inc. are corporations formed at the direction of The Carlyle Group (“Carlyle”). Affiliates of Carlyle own 99.2% of UCI Acquisition Holdings, Inc.’s common stock, and the remainder is owned by certain members of senior management and a member of the Company’s Board of Directors.

On June 20, 2003, United Components, Inc. (“UCI”) purchased from UIS, Inc. and UIS Industries, Inc. (together “UIS”), the vehicle parts business of UIS.

For periods after June 20, 2003, the accompanying consolidated condensed financial statements include the accounts of UCI and its subsidiaries. For periods prior to June 21, 2003, the accompanying combined condensed financial statements include the accounts of the vehicle parts businesses of UIS, which are collectively referred to in these financial statements as the “Predecessor Company” or “Predecessor.” December 31, 2003 balance sheet amounts reflect the preliminary allocation of the June 20, 2003 acquisition purchase price. June 30, 2004 balance sheet amounts have been reclassified to reflect the impact of the final allocation of the June 20, 2003 acquisition purchase price. Such changes had no effect on previously reported results of operation.

Acquisition Purchase Price, Funding and Accounting —The acquisition purchase price was $808 million. In addition, UCI assumed $2 million of debt and capital lease obligations. Fees and expenses associated with the acquisition (excluding financing fees) were $18.2 million and are accounted for as additional purchase price. Financing for the acquisition was comprised of a $260 million equity contribution by Carlyle, proceeds from $585 million of debt, and an $8 million accrued liability, which was paid in January 2004. In addition to funding the purchase price, proceeds from the borrowings were used to pay for the aforementioned $18.2 million of acquisition-related fees and $21.6 million of financing fees.

The acquisition is accounted for under the purchase method of accounting, and accordingly, the results of operations of the acquired companies are included in the results of UCI beginning on June 21, 2003. The acquisition purchase price was allocated to the balance sheet based on the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. December 31, 2003 balance sheet amounts reflect the preliminary allocation of the June 20, 2003 acquisition purchase price. June 30, 2004 balance sheet amounts have been reclassified to reflect the impact of the final allocation of the June 20, 2003 acquisition purchase price. Such changes had no effect on previously reported results of operation.

Change in Tax Filing Status —Prior to June 21, 2003 the subsidiaries comprising the Predecessor Company were treated as disregarded entities for U.S. tax purposes (Qualified Subchapter S subsidiaries, or Q subs). As Q subs of UIS, the subsidiaries were included in the U.S. Federal and certain state S corporation income tax returns of UIS. As such, the income taxes on the earnings of the Predecessor Company were paid by the sole shareholder of UIS pursuant to an election for Federal income tax purposes not to be taxed as a corporation. No tax sharing arrangement existed for the subsidiaries comprising the predecessor Company. Accordingly, no provision has been made in the accompanying combined condensed financial statements for Federal income taxes on the net earnings of these companies for the periods prior to June 21, 2003. A provision for certain state franchise and income taxes has been made.

The Q sub status and the S corporation status terminated immediately prior to the acquisition. UCI became a C corporation and is subject to both Federal and state income taxes. UCI’s effective tax rate increased accordingly.

If the Predecessor Company were a C corporation, pro forma income tax benefit would have been $2.0 million for the second quarter of 2003 and pro forma income tax expense would have been $6.7 million for the 2003 six month period.

Income Statement Reclassifications—The income statement for the 2003 periods have been reclassified to conform to the 2004 presentation.